EXHIBIT 23(A)



INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of FPL Group, Inc. on Form S-8 of our report dated February 9, 2001, except for the first paragraph of Note 2, as to which the date is April 2, 2001, appearing in the Annual Report on Form 10-K/A of FPL Group, Inc. for the year ended
December 31, 2000.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Miami, Florida
February 8, 2002